UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 6, 2013

FIRST INDEPENDENCE CORP.

(Exact name of registrant as specified in its charter)

Florida	333-180653	45-4523372
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1411 Besor Place NW, Concord, NC	28027
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  704-787-2100

131 Bayview Drive, Osprey, Florida 34229

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 6, 2013, due to health conditions, Bruno Pasquali, our Sole Officer and Director of First Independence Corp. (the “Company”), resigned from all officer and director positions held with the Company. There were no disagreements, as defined in 17 CFR 240.3b-7, between the Company and Mr. Pasquali at the time of his resignations.

Before resigning, Mr. Pasquali, as sole director, appointed Mr. Nigel G. Lindsay to replace him as Sole Officer and Director. Mr. Lindsay will serve as a Sole Officer and Director until his successor(s) has been elected at the next annual meeting of the Company’s shareholders or until his earlier resignation, removal, or death. Mr. Lindsay has not been appointed to any committees of the Board as the Board does not have any committees.

The Company has not entered into, nor does it have any currently proposed plans to enter into, any transactions in which Mr. Lindsay will have a direct or indirect material interest.

Background of Mr. Nigel Lindsay

Mr. Lindsay, age 40, has over eighteen years of experience in operations and management in the food culinary industry. Since 2000, Mr. Lindsay has served as General Manager of Wendy’s. Prior to this, he was assistant manager at Taco Bell, line cook at TGI Friday’s, and cook at the International House of Pancakes. He completed his Culinary Externship in Burgundy Region, France in the summer of 1996. He received his Associates in the Arts and Sciences Culinary Arts from Paul Smiths College, Paul Smiths, New York in August 1996.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST INDEPENDENCE CORP.

Dated: February 8, 2013	/s/ Nigel G. Lindsay
Name: Nigel G. Lindsay
Title: President and Chief Executive Officer